EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES THIRD

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., October 19 — EAGLE FINANCIAL SERVICES, INC. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, Bank of Clarke County Trust Department and Eagle Investment Services, announces financial results for the third quarter of 2005 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the first nine months of 2005 was $4.2 million, which represents an increase of $0.7 million or 20% over net income of $3.5 million for the first nine months of 2004. The Company’s net income for the third quarter of 2005 was $1.4 million as compared to $1.5 million for the third quarter of 2004. Diluted earnings per share were $2.77 and $2.30 for the first nine months of 2005 and 2004, respectively, which represents an increase of $0.47 or 20%. Diluted earnings per share were $0.92 for the third quarter of 2005 as compared to $0.97 for the third quarter of 2004. Net interest income was $12.5 million for the first nine months of 2005 as compared to $10.9 million during the same period of 2004, which represents an increase of $1.6 million or 15%. Noninterest income was $3.9 million and $3.5 million for the first nine months of 2005 and 2004, respectively, which represents an increase of $0.4 million or 11%. Noninterest expenses were $9.9 million and $9.1 million for the first nine months of 2005 and 2004, respectively, which represents an increase of $0.8 million or 9%.

Total assets of the Company at September 30, 2005 were $460.4 million, which represents an increase of $62.8 million or 16% from total assets of $397.6 million at September 30, 2004. Total loans increased $52.4 million or 18% from $295.3 million at September 30, 2004 to $347.7 million at September 30, 2005. Total deposits increased $36.1 million or 10% from $322.0 million to $358.1 million during the same period.

A dividend of $0.28 per share will be paid on November 15, 2005 to shareholders of record as of November 1, 2005. This represents an increase of $0.06 or 27% over the November 15, 2004 dividend of $0.22 per share and an increase of $0.01 per share or 4% over the August 15, 2005 dividend of $0.27 per share. This dividend of $0.28 per share results in a year-to-date total dividend of $1.00 per share during 2005. This represents an increase of $0.16 or 19% over the total dividend of $0.84 per share during 2004.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the cautionary language in the Company’s most recent Form 10-K and other documents filed with the Securities and Exchange Commission.